Shareholder Meeting Results (Unaudited)
iSHARES® TRUST

A special meeting of shareholders of iShares Trust was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. All proposals were approved by the shareholders. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Trustees of the Trust, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Trustee	Votes For	Votes Withheld
Lee T. Kranefuss	647,047,151	12,010,432
John E. Martinez	647,057,342	12,000,240
Richard K. Lyons	647,782,813	11,274,769
George G.C. Parker	644,369,500	14,688,081
W. Allen Reed	647,251,696	11,805,888
Cecilia H. Herbert	647,073,394	11,984,192
Charles A. Hurty	647,183,684	11,873,899
John E. Kerrigan	647,826,001	11,231,583
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Trustees of the Trust and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Morningstar Large Core	354,818	27,060	14,008	98,026
Morningstar Large Growth	385,054	14,614	14,340	146,189
Morningstar Large Value	362,106	13,453	11,161	131,563
Morningstar Mid Core	389,426	36,734	15,068	98,609
Morningstar Mid Growth	247,950	13,115	5,920	51,541
Morningstar Mid Value	181,418	3,090	8,878	68,374
Morningstar Small Core	206,487	4,092	4,519	89,434
Morningstar Small Growth	173,626	9,361	4,882	63,028
Morningstar Small Value	246,468	9,052	8,512	98,189

Proposal 2B
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Morningstar Large Core	355,068	27,360	13,458	98,026
Morningstar Large Growth	384,996	14,572	14,440	146,189
Morningstar Large Value	363,419	12,040	11,261	131,563
Morningstar Mid Core	388,550	36,810	15,868	98,609
Morningstar Mid Growth	247,750	13,315	5,920	51,541
Morningstar Mid Value	180,250	4,258	8,878	68,374
Morningstar Small Core	205,632	4,147	5,319	89,434
Morningstar Small Growth	173,626	9,361	4,882	63,028
Morningstar Small Value	246,289	9,158	8,584	98,190

Proposal 3
This proposal did not apply to the Funds in this shareholder report.

*  Denotes Trust-wide proposal and voting results.
**
Broker non-votes are proxies received by the Fund from brokers or nominees who did not receive instructions from the beneficial owner or other persons entitled to vote and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.